Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement made this 25th day of April, 2013, by and between Heritage Bank (“Heritage”), a federal savings bank maintaining its principal office at 4155 Lafayette Road, Hopkinsville, Kentucky 42240 and Keith Bennett of 305 Fairway Dr., Clarksville, TN(“Employee”), Heritage and Employee desire to enter into this Employment Agreement (“Agreement”) to detail the obligations of each and in consideration of the mutual covenants and Agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Heritage hires Employee and Employee accepts employment with Heritage, subject to the terms and conditions hereinafter set forth. Employee agrees to perform the duties required of Employee to the best of his/her ability. The parties contemplate that Employee’s position and general duties with Heritage are described on the Market President job description attached as Exhibit A. The parties recognize, however, that the job description may not be exhaustive list of all duties of Employee. Employee agrees to work at the direction of the senior management of Heritage and to perform all assigned duties diligently, prudently and to be best of his/her ability. Assignment of different or additional duties shall not be construed as a breach of this Agreement by Heritage.

2.(a)	The basic term of this Agreement shall be over a period of four years, subject to earlier termination as provided herein. Heritage may terminate this Agreement immediately for cause and Employee may terminate this Agreement upon 60 days written notice. In such event, the Employee shall continue to receive his/her compensation and employee shall continue to render service through the date of termination, provided however, that Heritage shall have the option to terminate this Agreement immediately with no further obligation to Employee, if Employee gives notice of his/her intent to terminate this Agreement. “Termination for Cause” shall include, but not be limited to, termination because of unacceptable work performance as determined in Heritage’s sole discretion, employment-related dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, material breach of this Agreement, intoxication on the job, any use of illegal substance (whether or not on the job), being bound over for trial on a felony charge (whether or not work related), being convicted of a felony charge (whether or not work related), being convicted of a misdemeanor involving moral turpitude, participating in behavior which, in Heritage’s judgment, brings the reputation of either Employee or Heritage into question, engaging in conduct which Heritage judges, in its sole discretion, of being disloyal to Heritage, engaging in any job related activity which has a reasonable possibility of being determined to be illegal behavior (other than driving misdemeanors), violating any written policy of Heritage, or issuance of a final “cease and desist” order against the Employee. Heritage shall promptly notify Employee in writing of the existence of any basis for Termination for Cause or of any other breach of this Agreement. This Agreement shall be deemed terminated without further obligation of Heritage (except as may arise from benefit plans then in place) by Employee’s death, long term disability (as defined in Heritages’ then existing disability plan) or incompetence.

Unless earlier terminated as provided herein, this Agreement shall expire (except for the undertakings contained in paragraph 6-9, which the parties agree shall survive termination or expiration of this Agreement) on April 25, 2017. Provided however, this agreement may be extended and/or renewed only upon the subsequent written agreement of the parties, though this shall not be deemed to imply any obligation for Heritage to extend or renew.

(b)	Notwithstanding anything hereinabove to the contrary, Heritage shall be entitled to terminate this Agreement without cause at any time, and in such event, Heritage shall be obligated to pay Employee’s compensation and provide hereunder for 12 months or until the term of this Agreement expires, whichever occurs earlier.

3.	Employee’s annual salary shall be $172,824.12 and Employee shall be paid twice monthly. Expression of compensation as an annual salary shall not be construed as creating a right or expectancy of employment for a fixed term not otherwise provided for herein. Employee shall receive performance reviews conducted at mid-year and year end of each succeeding year of this contract. In conjunction with the review, Heritage may, but is not required to increase Employee’s salary by an amount which it shall determine in its sole discretion. Heritage may not reduce Employee’s salary at any time prior to termination of this Agreement. In addition to the foregoing, Employee shall receive the following compensation:

3.1	Employee shall be awarded shares of HopFed Bancorp, Inc., common stock equal in value to $5,000.00 which shall be due on and with the number of shares to be determined on each of the first six anniversary dates of this Agreement, on the express condition that Employee is still employed by Heritage Bank on such anniversary dates. The restricted stock awarded hereunder shall vest at the rate of 25% per year and such shares as are unvested upon Employee’s separation from employment from Heritage Bank shall be forfeited. The restricted stock awarded hereunder is governed by and subject to the 2004 Long Term Incentive Plan adopted by HopFed Bancorp, Inc., and if applicable, as may be renewed or extended by subsequent actions of HopFed Bancorp., Inc., the terms and conditions of which are incorporated herein by reference. All such shares are subject to the Restrictive Share Award Agreement made pursuant to the 2004 Long Term Incentive Plan, and if applicable, the Restrictive Share Award Agreement made pursuant to any renewal or extension of the said Plan, respectively. In the event the 2004 Long Term Incentive Plan expires and is not renewed, extended or replaced with a similar incentive plan, and Employee is otherwise entitled to an incentive award hereunder, then Heritage shall satisfy Employee’s incentive award when due by awarding $5,000.00 to Employee in lieu of shares of HopFed Bancorp, Inc. of equivalent value; provided, such cash award shall vest and be paid at the rate of 25% per year and such amounts as are unvested upon Employee’s separation from employment from Heritage Bank shall be forfeited. [NOTE: Nothing in this section shall be deemed to imply any obligation of Heritage to extend employment beyond the basic term of this Agreement or preclude earlier termination as otherwise set forth in Section 2].

3.2	Employee shall receive fee incentive payments on all fees collected on loans in accordance with the current inventive plan available to all lenders subject to change from time to time (current plan attached as Exhibit C).

3.3	Fee incentives payable to Employee shall be calculated on a quarterly basis and paid not later than 30 days from the end of each calendar quarter. Heritage’s calculation of fee incentives due Employee shall be final and conclusive, but Heritage shall exercise good faith in performing such calculations.

4.	Employee shall be entitled to the fringe benefit package made available generally to Heritage employees and described more fully in the attached Exhibit B, provided however, that Heritage reserves the right to alter, modify or delete any health insurance, life insurance or disability insurance policy provided to Employee as part of the fringe benefits package at any time upon notice to Employee. Employee may also receive, from time to time, and in the sole discretion of Heritage, other benefits accruing to certain of Heritage’s management personnel and in such event, those benefits shall be governed by the specific plans by which such benefits are awarded, though this shall not be deemed to imply or infer any obligation for Heritage Bank to award or confer any such benefits. Employee shall receive paid vacation in accordance with the vacation policy outlined in the employee handbook. Heritage Bank will pay reasonable cost of dues to the Clarksville Country Club and one other civic organization during the term of the agreement.

5.	Employee shall devote his/her entire professional efforts, time, attention and energies to the business of Heritage and shall not during the term of this Agreement be engaged in any other business activity without the prior written consent of Heritage. This paragraph shall not be construed as preventing Employee from investing, when such investment will not interfere with Employee’s full time employment by Heritage.

6.	Employee recognizes and acknowledges that he/she may gain access to certain Confidential Information of Heritage and of entities affiliated with Heritage and that such information constitutes valuable, special and unique property of Heritage and such other entities. Such “Confidential Information” includes, without limitation, business methods, operations, services, pricing information, compensation data, pending projects and proposals, marketing information, technology, processes, policies, customer identities, customer personal information, investment activities, portfolios, accounts, financial information and prospect lists. Employee will not at any time either during or subsequent to employment with Heritage Bank disclose or transmit, either directly or indirectly, any Confidential Information of Heritage Bank to any person, firm, corporation, association or other entity, and will not remove this information, whether in original, duplicated, or copied electronic form, from the premises of Heritage Bank, except as required in the ordinary course of Heritage Bank’s business. Employee will keep Confidential Information secret and in strict confidence during the term of this Agreement and at all times thereafter and will not disclose any of such information except to the extent such disclosure is:

a.	Necessary for the performance of Employee’s duties,

b.	Required by applicable law, or

c.	Authorized in writing by senior management of Heritage Bank.

In the event of Employee’s voluntary or involuntary termination from Heritage Bank, for any reason, Employee will immediately return all Confidential Information to Heritage Bank, including any original, computerized or duplicated records or portions of records. Employee will not use Confidential Information for any purpose which does not benefit Heritage.

7.	Employee agrees that at all times during the term of employment with Heritage and for a period of one (1) year after the termination of such employment, howsoever brought about, Employee will not within any county in which Heritage maintains a business location or branch office (or within 50 miles of any such county) at the time of such termination (such counties currently being Christian, Todd, Trigg, Calloway, Marshall and Fulton in Kentucky, and Montgomery, Houston and Cheatham in Tennessee) engage in any business which competes directly or indirectly with Heritage or any of its affiliated entities which include, without limitation, Fall and Fall Insurance, Inc., Heritage Bank Mortgage Services and its investment division known as Heritage Solutions. Likewise, Employee shall not own more than 1% of the outstanding capital stock of any corporation, or become an officer, director, independent contractor, agent, Employee consultant, paid or unpaid advisor or representative of any entity, or a member or Employee of any partnership or limited liability company, or an owner-Employee of any other business which conducts an enterprise in direct or indirect competition with Heritage or any of its affiliates within the geographical area referred to in this paragraph. For purposes of this Agreement, Heritage’s business includes, without limitation, loaning money, discounting, factoring, accepting deposits, all activities normally associated with a commercial bank, credit union, savings and loan association or savings bank, financial planning, marketing annuities or other investment products and marketing or brokering any form of insurance policy. In the event that the provisions of this paragraph should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable law, such provisions shall be reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

8.	Employee agrees that during the term of his/her employment and for a period of one (1) year after the termination of his/her employment with Heritage, howsoever brought about, employee will not:

a.	Directly or indirectly induce or solicit any customers or clients of Heritage to patronize any business similar to, or in direct competition with Heritage;

b.	Canvass, solicit or accept any business in which Heritage might otherwise participate from any customers or clients of Heritage;

c.	Directly or indirectly request or advise any customers or clients of Heritage to withdraw, curtail or cancel such customer’s business with Heritage;

d.	Directly or indirectly disclose to any other person, firm or corporation the names or addresses of any customers or clients of Heritage; or

e.	Directly or indirectly solicit, advise, request or induce any Employee of Heritage to terminate their employment.

9.	Employee agrees that breach of the obligations contained in paragraphs 6, 7, and 8 of this Agreement will result in irreparable injury to Heritage and may be enforced by injunction, restraining order, specific performance or other equitable remedies in addition to monetary damages. Employee acknowledges that monetary damages alone would be inadequate to protect the interest of Heritage and that injunctive relief is reasonable and necessary. The provisions of paragraphs 6-9 of this Agreement shall survive its termination.

10.	Employee shall have the option to immediately terminate this Agreement free of the obligations imposed by paragraph 7 and 8 herein in the event of a “Change of Control” of Heritage, and such option may be exercised at any time by Employee after the effective date of a Change of Control. For purposes of this Agreement, “Change of Control” means:

a.	Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of HopFed Bancorp, Inc., under an Employee benefit plan of HopFed Bancorp, Inc., becomes the “Beneficial owner” (as defined in Rule 13(d)-D promulgated under the Exchange Act), directly or indirectly, of securities of HopFed Bancorp, Inc., representing 50% or more of (A) the outstanding shares of common stock of HopFed Bancorp, Inc., or (B) the combined voting power of HopFed Bancorp, Inc.’s then – outstanding securities;

b.	HopFed Bancorp, Inc., is party to a merger or consolidation, or series of related transactions, which results in the voting securities of HopFed Bancorp, Inc., outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of HopFed Bancorp, Inc., or such surviving or other entity outstanding immediately after such merger or consolidation;

c.	The sale or disposition of all or substantially all of the assets of HopFed Bancorp, Inc., or Heritage Bank (or consummation of any transactions, or series of related transactions, having similar effect);

d.	There occurs a change in the composition of the Board of Directors of HopFed Bancorp, Inc., within a two year period, as a result of which fewer than a majority of the directors are the directors serving upon the execution of this Agreement;

e.	The dissolution or liquidation of HopFed Bancorp, Inc., or Heritage Bank; or

f.	Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

11.	Any notices provided for herein shall be given in writing by registered or certified mail, return receipt requested, which shall be addressed in the case of Heritage to its registered office at P.O. Box 537, 4155 Lafayette Road, Hopkinsville, Kentucky and in the case of Employee to the last address known to Heritage.

12.	No modification of this Agreement shall be valid unless such modification is in writing and signed by the party to be charged.

13.	This Agreement shall in all respects, be subject to and governed by the laws of the Commonwealth of Kentucky.

14.	The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed as if such invalid or unenforceable revisions were omitted.

15.	This Agreement shall be construed as if drafted jointly by the parties and without reference to any rule construing ambiguities against the drafter. The parties specifically acknowledge that the consideration for this Agreement is adequate to bind both parties. The parties further acknowledge that this Agreement represents the entire Agreement between the parties and that neither has been induced to enter into this Agreement by any promise, undertaking or representation other than those expressly stated herein. The parties agree that the exclusive jurisdiction and venue for any suit brought pursuant to this Agreement shall be the Circuit Court of Christian County, Kentucky.

16.	Employee hereby acknowledges receipt and review of the Employee Handbook. To the extent this Agreement conflicts with terms set forth in the Employee Handbook, then the provisions of this Agreement shall govern.

17.	In the event that either party breaches this Agreement, the nonbreaching party shall be entitled to recover all costs expended, including attorney’s fees, in enforcing this Agreement or recovering damages for its breach.

18.	This Agreement shall be binding upon and inure to the benefit of Heritage and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns. Effective date of this Agreement will be April 25, 2013.

HERITAGE BANK		EMPLOYEE

By	/s/ John E. Peck	/s/ Keith Bennett
	John Peck, President & CEO	Keith Bennett

Date:	April 25, 2013	Date:	April 25, 2013